Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement of NxStage Medical, Inc. on Form S-4 of our report dated July 11, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the circumstance that substantially all of the Medisystems Europe S.p.A. products are sold to Medisystems Corporation, a US Corporation and shareholder of Medisystems Europe S.p.A.) relating to the financial statements of Medisystems Europe S.p.A. (not presented separately herein) as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
DELOITTE & TOUCHE S.p.A.
/s/ Mauro Di Bartolomeo
Partner
Bologna, Italy
July 26, 2007